Exhibit 99.2
News Release

Investor Contact: Katie Reinsmidt, EVP & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact: Stacey Keating, Vice President, Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIES EXITS CHAPTER 11

CBL Well-Positioned for Growth With Lower Leverage, Greater Liquidity and a Simplified Capital Structure

CHATTANOOGA, Tenn. (November 1, 2021) – CBL Properties (NYSE: CBL) today announced that it successfully completed its Chapter 11 reorganization.  CBL emerged with a significantly improved capital structure, greater financial flexibility and a lowered cost of capital, positioning the company with a much-improved balance sheet and primed to pursue future growth opportunities.

“This is a huge day for CBL,” said Stephen D. Lebovitz, Chief Executive Officer of CBL.  “After a year of focused effort and collaboration with our major stakeholders, we emerge a renewed organization with a fresh start.  The entire CBL team has shown incredible resilience, persistence and extraordinary effort in getting us to this point.  Our improved cost structure, disciplined approach to capital investment and diverse portfolio of freestanding outparcels, open-air shopping centers and market-dominant malls, along with our talented team, position CBL to generate robust free cash flow and generate significant shareholder value.”

Lebovitz added, "As we emerge, we plan to utilize our new flexibility to take advantage of market opportunities. While the restructuring reduced overall interest expense significantly, a major priority is to continue to lower borrowing costs and enhance cash flow.  The new senior secured 10% notes include an 18-month open-to-par window, providing a strong incentive to reduce this exposure in the near term.  Additionally, our centers, and the industry, have benefited from a strong rebound in traffic, sales and tenant demand.  As a result, we see unique opportunities for CBL utilizing our operational expertise coupled with our enhanced cash flow and improved capital structure.

“With these new priorities and focus, we are excited about the bright future we envision for our company.  I want to thank the CBL team, the exiting Board of Directors, as well as our creditors, lenders and other stakeholders for their confidence and support during this process.”

Through the restructuring, CBL has reduced its debt and preferred obligation by approximately $1.7 billion.  The post-restructuring balance sheet includes a new $883.7 million secured term loan, $455.0 million of new secured notes bearing interest at 10% (“10% Notes”) and $150.0 million of new convertible secured notes bearing interest at 7% (“7% Notes”), including $50.0 million funded by new money.

CBL intends to utilize the $50.0 million in new money proceeds and $10.0 million in recent asset sale proceeds to redeem a portion of the 10% Notes, which will result in a total of $395.0 million of 10% Notes outstanding post-redemption.   Following the redemption and $195 million in cash payments made as part of the emergence and other fees and costs, CBL will have more than $260.0 million in cash and cash equivalents on the balance sheet.

CBL Properties | 423.855.001 | cblproperties.com

All existing common and preferred shares were canceled upon emergence.  Existing common shareholders and common unitholders will each receive their pro rata share of 5.5% in the newly reorganized company and existing preferred shareholders will each receive their pro rata share of 5.5% common equity in the newly reorganized company.  At emergence CBL will have approximately 20 million diluted shares outstanding.  As previously announced, the newly issued shares are expected to begin trading on November 2, 2021, on the NYSE under the symbol “CBL.”

The rate of New Common Equity to be issued to existing common and preferred shareholders is as follows:

Rate of New Common Equity per Existing Share (NYSE: CBL)
Common Stock (CBLAQ)	0.005457723
7.375% Depositary Shares Representing 1/10 Interest in Series D Cumulative Redeemable Preferred Stock (OTCMKS: CBLDQ)	0.043912176
6.625% Depositary Shares Representing 1/10 Interest in Series E Cumulative Redeemable Preferred Stock (OTCMKS: CBLEQ)	0.043912176

Existing unsecured noteholders, holders of general unsecured claims and Consenting Crossholders are receiving their share, in the amounts set forth in the plan of reorganization, of $95.0 million in cash, newly issued 10% Notes and as elected, 7% Notes, and 89% of the newly reorganized equity.  The remaining Bank Lenders, holding $983.7 million in principal amount under the existing secured credit facility, are receiving $100.0 million in cash and $883.7 million of new secured term loan.

As announced previously, the new post-emergence Board includes Jonathan Heller, Partner and head of the New York office of Canyon Partners, as well as Stephen Lebovitz, Charles Lebovitz, Marjorie Bowen, David Contis, David Fields, Robert Gifford, and Kaj Vazales. Mr. Heller will assume the role of Chairman of the Board with Mr. Contis serving as Lead Director.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market‑dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 105 properties totaling 63.9 million square feet across 24 states, including 63 high-quality enclosed, outlet and open-air retail centers and seven properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K, and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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CBL Properties | 423.855.001 | cblproperties.com